Exhibit 99.1

FOR IMMEDIATE RELEASE

NICHOLAS Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact: Kelly Malson CFO Ph # (727)-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial

Enters into a New $175 Million Senior Secured Credit Facility

March 29, 2019 – Clearwater, Florida – Nicholas Financial, Inc. (the “Company”) announced that NF Funding I, LLC, a newly-formed, wholly-owned, special purpose financing subsidiary of the Company (the “Borrower”) entered into a senior secured credit facility on March 29. The Company’s prior credit facility was paid off in connection with this new credit facility.

Under the new credit facility, the lenders have agreed to extend the Borrower a line of credit of up to $175 million, which will be used to purchase motor vehicle retail installment sale contracts from the Company on a revolving basis. The availability of funds under the credit facility is generally based on the value of non-delinquent receivables. The commitment period for advances under the credit facility is three years. At the end of the commitment period, the outstanding balance would be paid off over a four-year amortization period.

“We are very pleased to announce this new credit facility. We believe this facility gives us the security and stability necessary to execute our strategic initiatives for the next three years,” said Doug Marohn, President and CEO of Nicholas Financial. “Additionally, this facility offered certainty of execution while providing flexibility of the capital and attractive terms.”

The Borrower’s obligations under the credit facility are secured by substantially all of the assets of the Borrower, and the Company has provided limited guarantees of such obligations. The credit agreement contains certain events of default and requires the Borrower to comply with certain covenants. Failure to meet any required covenants could result in an event of default under the credit agreement. If an event of default occurs, the lenders could increase borrowing costs, restrict the Borrower’s ability to obtain additional advances under the credit facility, accelerate all amounts outstanding under the credit facility, enforce their interest against collateral pledged under the credit facility or enforce their rights under the Company’s guarantees. Pursuant to a servicing agreement, the Company will continue to service the motor vehicle retail installment sale contracts transferred to the Borrower.

Alt Ridge Capital, LLC and LEHNS Capital Advisory, LLC served as placement agent and financial advisor to the Company in conjunction with the credit facility.

The Company also announced that it has updated its charge-off policy to revert to charging off accounts 121 or more days past due or upon the bankruptcy of the account debtor, which the Company believes is more in line with industry standards. In connection with such update to the charge-off policy, the Company anticipates incurring approximately $6.1 million in one-time charge-offs as of the end of the fiscal quarter ending March 31, 2019.

“As we continue to improve our operations, underwriting and servicing, this is the natural next-step in bettering our portfolio health,” continued Marohn. “Nicholas was founded on a very conservative approach to loss recognition and the move back to a 121day charge-off policy brings us back to being more in line with those original conservative principles.”

The Company also announced its decision to exit the Texas and Virginia markets, which will result in the closure of four branches as of March 31, 2019. The Company accrued approximately $0.3 million, related to future lease obligations and severance payments, in connection with such closures.

“We never like to close branches or exit markets, but the Texas and Virginia markets have been drags on our profits for far too long, and the Company is better served to allocate our resources more heavily in our producing and profitable markets,” Doug Marohn went on to say. “In spite of these closures, we continue to seek out and evaluate growth opportunities both inside and outside of our current branch footprint.”

Cautionary Note regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, including but not limited to the anticipated one-time charge-offs in connection with the change in charge-off policy, that involve risks and uncertainties including risk relating to competition and our ability to increase and maintain yield and profitability at desirable levels, as well as risks relating to general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2018. When used in this document, the words “anticipate”, “estimate”, “expect”, “will”, “may”, “plan,” “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially from those anticipated, estimated or expected. All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.